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                                                     Exhibit 15


November __, 2001

FirstEnergy Corp.:

We are aware that FirstEnergy Corp. has incorporated by reference in its Registration Statement on Form S-8 relating to the registration of 707,000 shares of FirstEnergy Corp. Common Stock to be issued pursuant to the GPU Companies Employee Savings Plan for Nonbargaining Employees, the GPU Companies Employee Savings Plan for Employees Represented by IBEW System Council U-3, the GPU Companies Employee Savings Plan for Employees Represented by IBEW Local 459 and UWUA Local 180 and the GPU Companies Employee Savings Plan for Employees Represented by IBEW Local 777, its Form 10-Qs for the quarters ended June 30, 2001 and March 31, 2001, which include our reports dated August 8, 2001 and May 14, 2001, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP